EXHIBIT 77(K)    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT



On July 26, 1999 the Funds' Board of Directors, upon the recommendation of the Officers of the Corporation, requested and subsequently accepted the resignation of Arthur Andersen LLP ("AA") as the Funds' independent auditors. AA's reports on the Funds' financial statements for the fiscal years ended August 31, 1997 and August 31, 1998 , contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds' fiscal years ended August 31, 1997 and August 31, 1998 , (i) there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years, and (ii) there were no reportable events of the kind in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1934, as amended.

The Funds, by action of its Board of Directors, upon the recommendation of the Officers of the Corporation, engaged Ernst & Young LLP ("E&Y") as the independent auditors to audit the Funds' financial statements for the fiscal year ending August 31, 1999. During the Funds' fiscal years ended August 31, 1997 and August 31, 1998, neither the Funds nor anyone on their behalf have consulted E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) of reportable events (as described in paragraph
(a)(1)(v) of said Item 304).